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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act

Molson Coors Brewing Company
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	84-0178360
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

311 10th Street Golden, Colorado 80401	(303) 279-6565
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to: General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to: General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Class A Common Stock, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

        A complete description of the common stock to be registered is contained under the caption "Description of Molson Coors Class A Common Stock" in the Joint Proxy Statement/Management Information Circular (the "Proxy Statement"), filed by Molson Coors Brewing Company, a Delaware corporation, formerly known as Adolph Coors Company, ("Coors" or the "Registrant") with the Securities and Exchange Commission (the "Commission") on December 10, 2004, and supplemented on January 19, 2005, and as may be subsequently amended or supplemented from time to time. Such description is hereby incorporated by reference.

        The Proxy Statement was used by Coors to solicit proxies in connection with a special meeting of stockholders held on February 1, 2005 to vote on the adoption of a restated certificate of incorporation and the approval of the issuance of shares as contemplated by the Combination Agreement, dated as of July 21, 2004, as amended, by and among, the Registrant, Molson Coors Canada Inc. and Molson Inc. (which agreement is incorporated in this Form 8-A by reference to Annex B of the Proxy Statement) (the "Combination Agreement") and the Plan of Arrangement referred to in the Combination Agreement (which Plan of Arrangement is incorporated in this Form 8-A by reference to Annex D of the Proxy Statement) (the "Plan of Arrangement"). The stockholders of Coors approved the adoption of the restated certificate of incorporation and approved the issuance of shares as contemplated by the Combination Agreement.

        The Registrant's Class A Common Stock will become registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, upon the filing of this Form 8-A with the Commission. If the transactions contemplated by the Combination Agreement are not consummated, this Form 8-A will be immediately withdrawn.

Item 2. Exhibits.

Number	Description
1.	Form of Amended and Restated Bylaws of the Registrant (incorporated in this Form 8-A by reference to Annex H of the Registrant's Joint Proxy Statement/Management Information Circular on Schedule 14A, dated December 10, 2004, as supplemented on January 19, 2005).
2.
Form of Restated Certificate of Incorporation of Adolph Coors Company (incorporated in this Form 8-A by reference to Annex G of the Registrant's Joint Proxy Statement/Management Information Circular on Schedule 14A, dated December 10, 2004, as supplemented on January 19, 2005).
3.	Form of Class A Common Stock certificate of the Registrant.
4.
Form of Class A Common Stock Molson Coors Brewing Company Voting Trust Agreement (incorporated in this Form 8-A by reference to Annex I of the Registrant's Joint Proxy Statement/Management Information Circular on Schedule 14A, dated December 10, 2004, as supplemented on January 19, 2005).

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SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 8, 2005	Molson Coors Brewing Company (Registrant)
	By:	/s/ ANNITA MENOGAN
	Name:	Annita Menogan
	Title:	Corporate Secretary and Deputy General Counsel

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURES